     As filed with the Securities and Exchange Commission on August 2, 2001
                                                        Registration 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                        PRIMUS KNOWLEDGE SOLUTIONS, INC.
              (Exact name of registrant as specified in its charter)

             Washington                              7372                   91-1350484
    (State or other jurisdiction         (Primary Standard Industrial    (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)  Identification Number)

                               1601 Fifth Avenue
                           Seattle, Washington 98101
                                 (206) 834-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael A. Brochu
          President, Chief Executive Officer and Chairman of the Board
                        Primus Knowledge Solutions, Inc.
                               1601 Fifth Avenue
                               Seattle, WA 98101
                                 (206) 834-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:

                                  Gary Kocher
                           Preston Gates & Ellis LLP
                          701 Fifth Avenue, Suite 5000
                         Seattle, Washington 98104-7078
                                 (206) 623-7580

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
                                           Proposed
 Title of Each Class of      Amount        Maximum     Proposed Maximum    Amount of
    Securities to Be         to be      Offering Price     Aggregate      Registration
       Registered          Registered    Per Share(1)  Offering Price(1)      Fee
--------------------------------------------------------------------------------------
Common Stock, $.025 par
 value per share.......  750,000 shares     $3.64         $2,730,000        $682.50
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the high and low sales prices of the common stock on July 31, 2001.
(2) Plus an indeterminate number of additional shares of common stock that may be issued from time to time as a result of stock splits, stock dividends or other similar distributions with respect to the registered shares.
                                ---------------

   The registrant hereby undertakes to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. The + +selling shareholders may not sell these securities until the registration + +statement filed with the Securities Exchange Commission is effective. This + +prospectus is not an offer to sell securities and is not soliciting offers to +
+buy securities in any state where the offer or sale is not permitted.         +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to Completion, Dated August 2, 2001


                                 750,000 Shares

                                  Common Stock


                                  -----------


  The selling shareholders listed beginning on page 11 may offer for sale up to 750,000 shares of Primus' common stock from time to time. We will not receive any of the proceeds from the sale of shares by the selling shareholders. The selling shareholders may sell the shares in transactions on the Nasdaq National Market, in privately negotiated transactions or otherwise.

  Our common stock is quoted on the Nasdaq National Market under the symbol "PKSI." On August 1, 2001, the last reported sale price for the common stock on the Nasdaq National market was $3.70 per share.

  Primus was incorporated in the State of Washington in 1986. Our principal offices are located at 1601 Fifth Avenue, Seattle, Washington 98101, and our phone number is (206) 834-1000.

          Investing in the common stock offered hereby involves risks.

                    See "Risk Factors" beginning on page 2.


                                  -----------


  Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                  -----------


                 The date of this prospectus is         , 2001

                                  RISK FACTORS

   You should carefully consider the risks and uncertainties described below before making an investment decision. They are not the only ones we face. Additional risks and uncertainties that we are not aware of or that we currently deem immaterial also may impair our business. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected, the trading price of our common stock could decline, and you might lose all or part of your investment.

We have incurred operating losses and we may not be profitable in the future.

   We have incurred net losses in each quarter since inception and we could continue to incur net losses for the foreseeable future. As of March 31, 2001, we had an accumulated deficit of $70.7 million. We expect to continue to devote substantial resources to maintain and expand our product development, sales and marketing and our customer support and professional service groups. As a result, we will need to generate significant revenues to achieve and maintain profitability. We may not be profitable in any future period.

Quarterly fluctuations in our operating results may adversely affect our stock price.

   Fluctuations in our operating results, particularly compared to the expectations of market analysts or investors, could cause severe volatility in the price of our common stock. Our license revenues have fluctuated substantially from quarter to quarter and are likely to continue to do so in the future. Current general economic conditions have adversely affected our customers' capital investment levels in CRM and Knowledge Management systems. We typically derive a significant portion of our product license revenues in each quarter from a small number of relatively large orders. Our operating results for a particular quarter could be materially, adversely affected if we are unable to complete one or more substantial license sales or implementations planned for that quarter. Furthermore, customer budget cycles and order deferrals in anticipation of new products or product enhancements introduced by us or our competitors can cause our revenues to fluctuate significantly from quarter to quarter. As a result, we believe that period-to-period comparisons of our operating results are not necessarily meaningful, and you should not rely on such comparisons to predict our future performance. We will continue to base our decisions regarding operating expenses on anticipated revenue trends. Therefore, to the extent our actual revenues fall short of our expectations, our operating results will suffer and our stock price will likely decline.

Factors outside our control may cause the timing of our license revenues to vary from quarter-to-quarter, possibly adversely affecting our operating results.

   Applicable accounting policies may cause us to report new license agreements as deferred revenue until implementation begins. As a result, we may experience variability in our license revenues from quarter to quarter due to factors outside our control, including:

  .  whether we are providing implementation services

  .  whether implementation is delayed or takes longer than expected

  .  variability in the mix of new and existing customers

   Where we are implementing the software, we will account for the agreement as an item of deferred revenue and will recognize the license revenue over the period of core implementation. Most of our new customers typically begin implementation within 30 days of signing a license agreement. Once commenced, implementation of our products can typically be completed within 30 days. Both implementation and deployment can vary significantly by customer. We cannot, however, guarantee that customers will begin implementation or that we will always be able to implement our software within those time periods. Thus, all of our deferred license revenue may not be recognized within the originally expected time period.

The high level of competition in our market may result in pricing pressures, reduced margins or the failure of our products to achieve market acceptance.

   The market for our products is new and rapidly evolving, and is expected to become increasingly competitive as current competitors expand their product offerings and new companies enter the market. Our suite of products competes against various vendor software tools designed to address a specific element or elements of the complete set of CRM processes, including Internet communications, esupport, knowledge management, and web-based customer self-service. We also face competition from in-house designed products and third-party custom development efforts.

   In addition, competition may increase as a result of software industry consolidations and formations of alliances among industry participants or with third parties. Some current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have wider name recognition and more extensive customer bases that they could leverage. They might be able to undertake more extensive promotional activities, adopt more aggressive pricing strategies, and offer purchasers more attractive terms. Some of the companies providing e-commerce and traditional customer relationship management solutions that may compete with us include Autonomy, Kana, Nortel Networks/Clarify, Oracle, Peoplesoft, ServiceWare and Siebel. Competitors to AnswerLogic's Answer Engine product may include Ask Jeeves and Kanisa.

   The principal competitive factors in our industry include:

  .  vendor and product reputation         .  product ease-of-use

  .  the availability of products          .  the quality of customer
     on the Internet and multiple             support services,
     operating platforms                      documentation and training

  .  measurable economic return            .  the quality, speed and
                                              effectiveness of application
  .  customer referenceability                development services

  .  product quality, performance          .  the effectiveness of sales and
     and price                                marketing efforts

  .  breadth of product                    .  product integration with other
     functionality and features               enterprise applications

  .  product scalability

   As the market for CRM and Knowledge Management software matures, it is possible that new and larger companies will enter the market, existing competitors will form alliances or current and potential competitors could acquire, be acquired by or establish cooperative relationships with third parties. The resulting organizations could have greater technical, marketing and other resources and improve their products to address the needs of our existing and potential users, thereby increasing their market share. Increased competition could result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance.

Seasonality may adversely affect our quarterly operating results.

   We expect to experience seasonality in our license revenue. To date, we believe that seasonality has been masked by other factors, such as large orders and the timing of personnel changes in our sales staff. Our customers' purchase decisions are often affected by fiscal budgetary factors and by efforts of our direct sales force to meet or exceed sales quotas.

The limited sales history of our products makes it difficult to evaluate our business and prospects.

   We released our first knowledge-enabling software product in August 1996. Accordingly, the basis upon which you can evaluate our prospects in general, and market acceptance of our products in particular, is limited. For our business to succeed, the market for this software will have to grow significantly, and we will have to achieve broad market acceptance of our products.

If e-business sales and marketing solutions are not widely adopted, we may not be successful.

   We are broadening our current product suite to integrate with various aspects of e-business solutions. These products address a new and emerging market for e-business sales and marketing solutions. The failure of this market to develop, or a delay in the development of this market, would seriously harm our business. The success of e-business sales and marketing solutions depends substantially upon the continued growth and the widespread adoption of the Internet as a primary medium for commerce and business applications. The Internet infrastructure may not be able to support the demands placed on it by the continued growth upon which our success depends. Moreover, reliability, cost, accessibility, security and quality of service remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and business communication over the Internet.

We rely on sales of only one product family.

   Product license revenues and related services from our Primus eServer and Primus eSupport products accounted for over 90% of our total revenues through March 31, 2001, and we expect these products to continue to account for a substantial portion of our revenues through the remainder of 2001. As a result, factors adversely affecting the demand for these products and our products in general, such as competition, pricing or technological change, could materially adversely affect our business, financial condition and operating results. Our future financial performance will substantially depend on our ability to sell current versions of our entire suite of products and our ability to develop and sell enhanced versions of our products.

Primus may not be able to forecast its revenues accurately because Primus' products have a long and variable sales cycle

   The long sales cycle for Primus' products may cause license revenue and operating results to vary significantly from period to period. To date, the sales cycles for Primus' products has taken 3 to 12 months. Primus' sales cycles has required pre-purchase evaluation by a significant number of individuals in its customers' organizations. Along with third parties that jointly market Primus' software with Primus, Primus invests significant amounts of time and resources educating and providing information to prospective customers regarding the use and benefits of its products. Many of Primus' customers evaluate its software slowly and deliberately, depending on the specific technical capabilities of the customer, the size of the deployment, the complexity of the customer's network environment, and the quantity of hardware and the degree of hardware configuration necessary to deploy Primus' products. In the event that the current economic downturn were to continue, the sales cycle for Primus' products may become longer and Primus may require more resources to complete sales.

Factors outside our control may make our products less useful.

   The effectiveness of our software depends in part on widespread adoption and effective use of our software by an enterprise's personnel, partners, and customers and the value derived by each such usage. In addition, the effectiveness of our knowledge-enabled approach is dependent upon a current database. If customer-support personnel do not adopt and effectively use our products, necessary solutions will not be added to the database, and the database will be inadequate. If an enterprise deploying our software fails to maintain a current database, the value of our software to our users will be impaired. Thus, successful deployment and broad acceptance of our products will depend in part on the quality of the users' existing database of solutions, which is outside our control.

The loss of access to, or a problem with, Versant's database could adversely affect our business.

   Historically, we incorporated a database licensed from Versant into our products. Presently, our products support Microsoft SQL Server, Oracle and Versant databases. Because most of the products we have shipped historically, however, rely on Versant's database, we continue to depend on Versant's ability to support the database in a timely and effective manner.

Failure to sufficiently expand our sales and marketing infrastructure would adversely affect our sales.

   To date, we have licensed our products primarily through our direct sales force. Our future revenue growth will depend in large part on our ability to recruit, train and manage additional sales and marketing personnel and to expand our indirect distribution channels. We have experienced difficulty in recruiting qualified sales and marketing personnel and in establishing third-party relationships. We may not be able to successfully expand our direct sales force or other distribution channels and any such expansion may not result in increased revenues. Our business, financial condition and operating results will be materially adversely affected if we fail to effectively expand our sales and marketing resources.

Our inability to sufficiently expand our implementation and consulting capabilities would limit our ability to grow.

   If sales of new licenses increased rapidly or if we were to sign a license agreement for a particularly large or complex implementation, our customer support and professional services personnel may be unable to meet the demand for implementation services. In that case, if we were unable to retain or hire highly trained consulting personnel or establish relationships with third-party systems-integrators and consultants to implement our products, we would be unable to meet customer demands for implementation and educational services related to our products.

Our failure to attract and retain skilled technical personnel may adversely affect our product development, sales and customer satisfaction.

   Qualified technical personnel are in great demand throughout the software industry. The demand for qualified technical personnel is particularly acute in the Pacific Northwest, due to the large number of software companies and the low unemployment in the region. Our success depends in large part upon our continued ability to attract and retain highly skilled technical employees, particularly software architects and engineers. Our failure to attract and retain the highly-trained technical personnel that are integral to our direct sales, product development and customer support teams may limit the rate at which we can generate sales and develop new products or product enhancements. This could have a material adverse effect on our business, financial condition and operating results.

   The market price of our common stock has been volatile since our initial public offering in July 1999. Consequently, potential employees may perceive our equity incentives such as stock options as less attractive. In that case, our ability to attract and retain employees may be adversely affected.

Acquisitions could disrupt our business and harm our financial condition.

   In order to remain competitive, we may find it necessary to acquire additional businesses, products and technologies. In the event that we do complete an acquisition, we could be required to do one or more of the following:

  . issue equity securities, which would dilute current shareholders' percentage ownership

  .  assume contingent, unrecorded and warranty liabilities

  .  incur a one-time charge

  .  amortize goodwill and other intangible assets

   These difficulties could disrupt our ongoing business, divert management resources and increase our expenses.

If we do not integrate acquired technology quickly and effectively, many of the potential benefits of any acquisition may not be realized.

   From time to time, we evaluate various acquisition opportunities, such as our acquisition of AnswerLogic Inc. If we successfully complete any such acquisition transaction, we cannot assure you that we will be able to integrate the acquired technology quickly and effectively. In order to obtain the benefits of any such acquisition, we typically must make the acquired technology, products and services operate together with our technology, products and services. We may be required to spend additional time or money on integration which would otherwise be spent on developing our business and services or other matters. If we do not integrate the technologies effectively or if management and technical staff spend too much time on integration issues, it could harm our business, financial condition and results of operations. In addition, the success of any such acquisition may also depend on our ability to successfully integrate and manage the acquired operations and retain or replace the key employees of the acquired business.

We may be adversely affected if we lose key personnel.

   Our success depends largely on the skills, experience and performance of some key members of our management. If we lose one or more of these key employees, our business, operating results and financial condition could be materially adversely affected. Much of our success also depends on Michael A. Brochu, our President and Chief Executive Officer. The loss of Mr. Brochu's services could harm our business.

Our international operations are subject to additional risks.

   Revenues from customers outside the United States represented approximately $9.7 million in 2000, or 20.3% of our total revenue for the year 2000 and approximately $2.3 million or 22.8% of our total revenue for the first quarter of 2001. We currently customize our products for select foreign markets. In the future, we plan to develop additional localized versions of our products. Localization of our products will create additional costs and would cause delays in new product introductions. In addition, our international operations will continue to be subject to a number of other risks, including:

  .  costs and complexity of customizing products for foreign countries

  .  laws and business practices favoring local competition

  .  compliance with multiple, conflicting and changing laws and regulations

  .  longer sales cycles

  .  greater difficulty or delay in accounts receivable collection

  .  import and export restrictions and tariffs

  .  difficulties in staffing and managing foreign operations

  .  political and economic instability

   Our international operations also face foreign-currency-related risks. To date, substantially all of our revenues have been denominated in U.S. dollars, but we believe that in the future, an increasing portion of our revenues will be denominated in foreign currencies, including the Euro and Yen. Fluctuations in the value of the Euro or other foreign currencies may have a material adverse effect on our business, operating results and financial condition.

Our failure to adapt to technology trends and evolving industry standards would hinder our competitiveness.

   Our market is susceptible to rapid changes due to technology innovation, evolving industry standards, and frequent new service and product introductions. New services and products based on new technologies or new industry standards expose us to risks of technical or product obsolescence. We will need to use leading technologies effectively, continue to develop our technical expertise and enhance our existing products on a timely basis to compete successfully in this industry. We cannot be certain that we will be successful in using new technologies effectively, developing new products or enhancing existing products on a timely basis or that any new technologies or enhancements used by us or offered to our customers will achieve market acceptance.

Our inability to continue integration of our products with other third-party software could adversely affect market acceptance of our products.

   Our ability to compete successfully also depends on the continued compatibility and interoperability of our products with products and systems sold by various third parties, including traditional CRM software sold by Kana, Nortel Networks/Clarify, Onyx, Peoplesoft, Remedy, Siebel and others. Currently, these vendors have open applications program interfaces, which facilitate our ability to integrate with their systems. These vendors have also been open to licensing us rights to use their development tools to build integrations to their products. If any one of them should close their programs' interface, fail to grant us necessary licenses or if they should acquire one of our competitors, our ability to provide a close integration of our products could become more difficult and could delay or prevent our products' integration with future systems.

Our stock price has been volatile and could fluctuate in the future.

   The market price of our common stock has been highly volatile and is subject to wide fluctuations. We expect our stock price to continue to fluctuate:

  .  in response to quarterly variations in operating results

  . in response to announcements of technological innovations or new products by us or our competitors

  .  because of market conditions in the enterprise software industry

  . in reaction to changes in financial estimates by securities analysts, and our failure to meet or exceed the expectations of analysts or investors

  . in response to our announcements of significant acquisitions, strategic relationships or joint ventures

  .  in response to sales of our common stock

Our efforts to protect our proprietary rights may be inadequate.

   Our success depends in part on our ability to protect our proprietary rights. To protect our proprietary rights, we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements with consultants, vendors and customers. We have not signed such agreements in every case. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into. We may not become aware of, or have adequate remedies in the event of, such breaches.

   We pursue the registration of some of our trademarks and service marks in the United States and in certain other countries, but we have not secured registration of all our marks. A significant portion of our marks include the word "Primus." Other companies use "Primus" in their marks alone or in combination with other words, and we cannot prevent all third-party uses of the word "Primus." We license certain trademark rights to third parties. Such licensees may not abide by compliance and quality control guidelines with respect to such trademark rights and may take actions that would adversely affect our trademarks.

Other companies may claim that we infringe their intellectual property or proprietary rights.

   If any of our products violate third party proprietary rights, we may be required to reengineer our products or seek to obtain licenses from third parties, and such efforts may not be successful. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. Product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, which are confidential when filed, with regard to similar technologies. In addition, other companies have filed trademark applications for marks similar to the names of our products. Although we believe that our products do not infringe the proprietary rights of any third parties, third parties could assert infringement claims against us in the future. The defense of any such claims would require us to incur substantial costs and would divert management's attention and resources to defend against any claims relating to proprietary rights, which could materially and adversely affect our financial condition and operations. Parties making such claims could secure a judgment awarding them substantial damages, as well as injunctive or equitable relief that could effectively block our ability to sell our products and services. Any such outcome could have a material adverse effect on our business, financial condition and operating results.

Primus may face liability claims that could result in unexpected costs and damage to Primus' reputation.

   Primus' licenses with customers generally contain provisions designed to limit its exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, Primus' license agreements generally cap the amounts recoverable for damages to the amounts paid by the licensee to Primus for the product or service giving rise to the damages. However, these contractual limitations on liability may not be enforceable and Primus may be subject to claims based on errors in its software or mistakes in performing its services including claims relating to damages to its customers' internal systems. A product liability claim, whether or not successful, could harm Primus' business by increasing its costs, damaging its reputation and distracting its management.

Control by inside shareholders of a large percentage of our voting stock may permit them to influence us in a way that adversely affects our stock price.

   Our officers, directors and affiliated entities together beneficially own approximately one-third of the outstanding shares of our common stock. As a result, these shareholders are able to influence all matters requiring shareholder approval and, thereby, our management and affairs. Some matters that typically require shareholder approval include:

  .  election of directors

  .  certain amendments to our articles of incorporation

  .  merger or consolidation

  .  sale of all or substantially all our assets

   This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

Specific provisions of our articles of incorporation and bylaws and Washington law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders.

   Our articles of incorporation and bylaws establish a classified board of directors, eliminate the ability of shareholders to call special meetings, eliminate cumulative voting for directors and establish procedures for advance notification of shareholder proposals. The presence of a classified board and the elimination of cumulative voting may make it more difficult for an acquirer to replace our board of directors. Further, the elimination of cumulative voting substantially reduces the ability of minority shareholders to obtain representation on the board of directors.

   Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our shareholders. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of Primus and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

   Washington law imposes restrictions on some transactions between a corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a target corporation, with some exceptions, from engaging in particular significant business transactions with an acquiring person, which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the acquisition. Prohibited transactions include, among other things:

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person

  .  termination of 5% or more of the employees of the target corporation

  . allowing the acquiring person to receive any disproportionate benefit as a shareholder

   A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of Primus.

   The foregoing provisions of our charter documents and Washington law could have the effect of making it more difficult or more expensive for a third party to acquire, or could discourage a third party from attempting to acquire Primus. These provisions may therefore have the effect of limiting the price that investors might be willing to pay in the future of our common stock.

Future regulation of the Internet may slow Primus' growth, resulting in decreased demand for Primus' products and services and increased costs of doing business.

   Due to the increasing popularity and use of the Internet, it is possible that state, federal and foreign regulators could adopt laws and regulations that impose additional burdens on those companies that conduct business online. These laws and regulations could discourage web-based communications and customer self-service, which could reduce demand for Primus' products and services.

   The growth and development of the market for online services may prompt calls for more stringent consumer protection laws for law that may inhibit the use of Internet-based communications or the information contained in these communications. The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet, particularly as it relates to online communication and customer self-service, could decrease demand for Primus' products and services and increase its costs of doing business, or otherwise harm its business. Primus' costs could increase and its growth could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to Primus' business, or the application of existing laws and regulations to the Internet and other online services.

Changes in accounting standards could affect the calculation of our future operating results.

   On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) No. 141, Business Combinations, and FAS No. 142, Goodwill and Other Intangible Assets. FAS No. 141 requires that all business combinations be accounted for under a single method--the purchase method. Use of the pooling-of-interests method no longer is permitted. FAS No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. FAS No. 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The amortization of goodwill ceases upon adoption of the Statement, which for calendar year-end companies, will be January 1, 2002.

   As of the date of adoption, the Company expects to have unamortized goodwill in the amount of $2.2 million, which will be subject to the transition provisions of FAS No. 141 and 142. Because of the extensive effort needed to comply with adopting FAS No. 141 and 142, it is not practicable to reasonably estimate the impact of adopting these Statements on the Company's financial statements at the date of this report, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle. Any changes as required by these statements or any other accounting standards could materially adversely affect our business, financial condition and operating results.

Primus' security could be breached, which could damage Primus' reputation and deter customers from using its services.

   Primus must protect its computer systems and network from physical break-ins, security breaches and other disruptive problems caused by the Internet or other users. Computer break-ins could jeopardize the security of information stored in and transmitted through Primus' computer systems and network, which could diversely affect its ability to retain or attract customers, damage its reputation and subject it to litigation. Primus could be subject to denial of service, vandalism and other attacks on its systems by Internet hackers. Although Primus intends to continue to implement security technology and establish operational procedures to prevent break-ins, damage and failures, these security measures may fail. Primus' insurance coverage in certain circumstances may be insufficient to cover losses that may result from such events.

You should not unduly rely on forward-looking statements because they are inherently uncertain.

   You should not rely on forward-looking statements in this document. This document contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future" and "intends," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this document. The forward-looking statements contained in this document are subject to the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described above and elsewhere in this document.

                              SELLING SHAREHOLDERS

   All of the shares registered for sale under this prospectus are owned prior to the offer and sale of such shares by the certain former shareholders and debt holders of AnswerLogic, Inc. (the "selling shareholders"). All of the shares offered by the selling shareholders were acquired in connection with the merger of AnswerLogic with a wholly-owned subsidiary of Primus. Under the terms of the merger, we agreed to register the common stock received by the selling shareholders in connection with the merger. As used in this prospectus, "selling shareholders" includes the pledges, donees, transferees or others who may later hold the selling shareholders' interests in the shares offered for sale hereby.

   The following table provides information regarding the selling shareholders and the number of shares of common stock they are offering. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling shareholders.

   None of the selling shareholders has held a position or office or had a material relationship with Primus or any of its affiliates within the past three years other than as a result of the ownership of Primus's common stock.

                            Number of                 Percentage   Number of
                              Shares                  of Shares      Shares
                           Beneficially  Number of   Beneficially Beneficially
                           Owned Prior  Shares Being Owned Prior  Owned After
    Name of Shareholder    to Offering    Offered    to Offering    Offering
    -------------------    ------------ ------------ ------------ ------------
Novak Biddle Venture
 Partners II, L.P. .......   499,042      499,042        2.6%           0
CMGI @Ventures IV, LLC....   194,074      194,074        1.0%           0
JMI, Inc. ................    19,047       19,047          *            0
James R. Woodhill.........    13,934       13,934          *            0
Peter Schaeffer...........    13,933       13,933          *            0
Crocker Family Holdings,
 LLC......................     1,149        1,149          *            0
E. Alexander Goldstein....     5,459        5,459          *            0
Alden Hart................       575          575          *            0
Louis Woodhill............     2,787        2,787          *            0

--------
*  Represents less than 1% of outstanding stock.

   The selling shareholders have represented to us that they purchased their shares for their own account, for investment only and not with a view toward publicly selling or distributing them, except in sales either registered under the Securities Act of 1933 or exempt from registration. In recognition of the fact that the selling shareholders, even though purchasing their shares for investment, may wish to be legally permitted to sell their shares when they deem appropriate, we agreed with the selling shareholders to file a registration statement to register the shares for resale and to prepare and file all amendments and supplements necessary to keep the registration statement effective until the selling shareholders have either disposed of the shares covered hereby or have the ability to dispose of such shares within a three month period pursuant to Rule 144 under the Securities Act (but in no event beyond May 31, 2003).

                              PLAN OF DISTRIBUTION

   The selling shareholders or their transferees or other successors-in-interest may sell the shares of common stock offered by this prospectus from time to time, in one or more transactions. The selling shareholders may sell the shares at fixed prices that may change, at market prices at the time of sale or at negotiated prices. The selling shareholders may sell the shares

  . in the over-the-counter market, through the Nasdaq National Market or any national securities exchange;

  .  in privately negotiated transactions; or

  .  through a combination of these.

   The selling shareholders may sell the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers. Any broker-dealer may act as a broker-dealer on behalf of a selling shareholder in connection with the offering of the shares. We will not receive any proceeds from the sale of the shares by the selling shareholders.

   The selling shareholders may sell any shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act in transactions complying with Rule 144, rather than through this prospectus.

   If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering. We have the right to suspend the use of this prospectus if we notify the selling shareholders of the happening of any event which makes any statement made or incorporated herein untrue or which requires the making of any changes to this Prospectus or the information incorporated herein so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated herein in light of the circumstances in which they were made not misleading.

   Any broker-dealers who assist in the sale of the shares covered by this prospectus may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions they receive or profits they earn on the resale of the shares may be underwriting discounts and commissions under the Securities Act. Subject to limited exceptions, we have agreed to bear all expenses in connection with the registration and sale of the shares being offered by the selling shareholders. We have also agreed to indemnify the selling shareholders against liabilities they incur in connection with an actual or alleged untrue statement or omission of a material fact in the registration statement, including liabilities under the Securities Act.

   The selling shareholders may be unable to sell any or all of the shares covered by this prospectus.

                            VALIDITY OF COMMON STOCK

   Preston Gates & Ellis LLP, Seattle, Washington has provided an opinion that the shares of common stock offered by this prospectus are duly authorized, validly issued, fully paid and nonassessable.

                                    EXPERTS

   The consolidated financial statements of Primus Knowledge Solutions, Inc. and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. The SEC's website contains reports, proxy statements and other information regarding issuers, such as Primus, that file electronically with the SEC. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

   The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC. The information incorporated by reference is an important part of this prospectus and is considered to be part of this prospectus. The information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below (including any amendments thereto) and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the initial filing of the registration statement that contains this prospectus and before the time that all the securities offered by this prospectus are sold:

  . Our annual report on Form 10-K for the fiscal year ended December 31, 2000;

  .  Our quarterly report on Form 10-Q for the quarter ended March 31, 2001;

  .  Our current report on Form 8-K filed June 15, 2001; and

  . The description of our capital stock contained in our registration statement on Form 8-A, effective as of June 4, 1999, including any amendment or report we have filed to update that description.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                       Primus Knowledge Solutions, Inc.
                         Attention: Investor Relations
                         1601 Fifth Avenue, Suite 1900
                           Seattle, Washington 98101
                                (206) 834-1000

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   We make forward-looking statements in this prospectus and in the documents that are incorporated by reference into this prospectus. These forward-looking statements, which include statements concerning our possible or assumed future business success or financial results, are subject to risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of events that we are unable to predict accurately or over which we have no control, including those described in "Risk Factors" and elsewhere in this prospectus.

   We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or unexpected events occur.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   We have not authorized any person to give you any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations other than this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the common stock. It is not an offer to sell or a solicitation of an offer to buy securities if the offer or solicitation would be unlawful. The affairs of Primus may have changed since the date of this prospectus. You should not assume that the information in this prospectus is correct at any time subsequent to its date.

                               ----------------

                               TABLE OF CONTENTS

RISK FACTORS................................................................   2


SELLING SHAREHOLDERS........................................................  11


PLAN OF DISTRIBUTION........................................................  12


VALIDITY OF COMMON STOCK....................................................  12


EXPERTS.....................................................................  12


ADDITIONAL INFORMATION......................................................  13


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................  13

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                750,000 Shares

                               PRIMUS KNOWLEDGE
                                SOLUTIONS, INC.

                                 Common Stock

                               ----------------

                                  PROSPECTUS

                               ----------------

                                         , 2001

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. None of the costs or expenses will be incurred by the selling shareholders. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

     Securities and Exchange Commission registration fee............ $   682.50
     Printing and engraving expenses................................   1,500
     Legal fees and expenses........................................   8,000
     Accounting fees and expenses...................................   5,000
     Transfer Agent and Registrant fees.............................   1,000
                                                                     ----------
       Total........................................................ $16,182.50
                                                                     ==========

Item 15. Indemnification of Directors and Officers

   Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the registrant's Second Restated Bylaws provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

   Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Section 5.2 of the registrant's Fourth Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

Item 16. Exhibits

    5.1 Opinion of Preston Gates & Ellis LLP as to the validity of the common stock.


   23.1 Consent of KPMG LLP, independent certified public accountants.


   23.2 Consent of Preston Gates & Ellis LLP (contained in the opinion filed as
         Exhibit 5.1).


   24.1 Power of Attorney (contained on signature page).

Item 17. Undertakings

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the 1933
  Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

   Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

   (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) The undersigned registrant hereby undertakes that:

     (i) For purposes of determining any liability under the Security Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon 430A and contained in a form of prospectus filed by the registrant under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (ii) For purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Seattle, state of Washington, on the 2nd day of August, 2001.

                                          Primus Knowledge Solutions, Inc.

                                                 /s/ Michael A. Brochu
                                          By: _________________________________
                                                     Michael A. Brochu
                                                 President, Chief Executive
                                                          Officer
                                                 and Chairman of the Board

                               POWER OF ATTORNEY

   Each person whose individual signature appears below hereby authorizes and appoints Michael A. Brochu and Ronald M. Stevens, or either of them, his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that the attorney-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 2nd day of August, 2001.

         /s/ Michael A. Brochu              President, Chief Executive Officer and
___________________________________________  Chairman of the Board (Principal Executive
             Michael A. Brochu               Officer)

         /s/ Ronald M. Stevens              Vice President, Chief Financial Officer and
___________________________________________  Treasurer (Principal Financial and
             Ronald M. Stevens               Accounting Officer)

         /s/ Antonio M. Audino              Director
___________________________________________
             Antonio M. Audino

           /s/ John Connors                 Director
___________________________________________
               John Connors

           /s/ Promod Haque                 Director
___________________________________________
               Promod Haque

         /s/ Fredric W. Harman              Director
___________________________________________
             Fredric W. Harman

         /s/ Yasuki Matsumoto               Director
___________________________________________
             Yasuki Matsumoto

         /s/ Janice C. Peters               Director
___________________________________________
             Janice C. Peters

                                 EXHIBIT INDEX

 Exhibit
 Number
 -------

   5.1 Opinion of Preston Gates & Ellis LLP as to the validity of the common stock.


  23.1   Consent of KPMG LLP, independent certified public accountants.


  23.2 Consent of Preston Gates & Ellis LLP (contained in the opinion filed as Exhibit 5.1).


  24.1   Power of Attorney (contained on signature page).